EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER AND FIRST HALF 2019
RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.1375

Selected Highlights

•	Second quarter net income of $10.3 million ($0.16 per share) and Operating EBITDA* of $70.0 million
•	First half 2019 net income of $61.9 million ($0.94 per share) and Operating EBITDA of $193.8 million

NEW YORK, NY, August 1, 2019 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2019 Operating EBITDA increased to $70.0 million from $60.5 million in the second quarter of 2018 and decreased from $123.8 million in the first quarter of 2019.

For the second quarter of 2019, net income decreased to $10.3 million, or $0.16 per share, from $16.8 million, or $0.26 per share, in the second quarter of 2018 and $51.6 million, or $0.79 per basic share and $0.78 per diluted share, in the first quarter of 2019.

In the first half of 2019, Operating EBITDA increased by 21% to $193.8 million from $159.9 million in the same period of 2018. In the first half of 2019, net income increased to $61.9 million from $42.4 million in the same period of 2018.

Mr. David M. Gandossi, the Chief Executive Officer, stated: "Our second quarter results reflect an overall weakening of pulp markets resulting from weak demand for certain paper grades in China and high producer inventories. As a result of the decline in pulp prices in China during the current quarter of 2019, we recorded a non-cash write down of inventories at our Canadian mills of $6.9 million.

Overall, I am pleased with our mills strong production this quarter and the acquisition of MPR continues to materially increase our production, revenues and scope of operations."

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Consolidated Financial Results: Lower pulp and lumber sales realizations

	Q2	Q1	Q2	YTD	YTD
	2019	2019	2018	2019	2018
	(in thousands, except per share amounts)
Revenues	$425,753	$483,950	$346,532	$909,703	$714,435
Operating income	$37,810	$93,552	$37,476	$131,362	$113,524
Operating EBITDA	$69,958	$123,799	$60,490	$193,757	$159,857
Loss on settlement of debt	$—	$—	$—	$—	$(21,515)	(1)
Legal cost award	$—	$—	$—	$—	$(6,951)
Net income	$10,259	$51,616	$16,755	$61,875	$42,404
Net income per common share
Basic	$0.16	$0.79	$0.26	$0.94	$0.65
Diluted	$0.16	$0.78	$0.26	$0.94	$0.65

______________

(1)	Redemption of 7.75% senior notes due 2022.

In the second quarter of 2019 our operating income decreased to $37.8 million from $93.6 million in the first quarter of 2019, and was generally flat from $37.5 million in the same quarter of 2018. The decrease in the current quarter over the prior quarter is primarily due to lower pulp sales realizations and higher maintenance costs arising from scheduled maintenance downtime at our 50% joint venture Cariboo mill. Compared to the same quarter of 2018 lower maintenance costs, higher energy and pulp sales volumes and lower per unit fiber costs were mostly offset by lower pulp and lumber sales realizations.

Segment Results

Pulp: Strong production offset by lower pulp sales realizations

	Three Months Ended June 30
	2019	2018
	(in thousands)
Pulp revenues	$359,205	$279,939
Energy and chemical revenues	$25,594	$11,693
Operating income	$42,251	$36,976

In the second quarter of 2019 pulp segment operating income increased by approximately 14% to $42.3 million from $37.0 million in the same quarter of 2018. Maintenance costs were significantly lower in the current quarter as our 50% joint venture Cariboo mill had 15 days of scheduled maintenance downtime (approximately 7,500 ADMTs) compared to our mills having 37 days (approximately 55,400 ADMTs) in the same period of the prior year. Excluding the impact of the shuts, production increased in the current quarter due to the inclusion of MPR and overall strong operating performance from all our mills. The higher production contributed to a higher sales volume in the current quarter. The NBSK pulp realized sales price decreased by approximately 15% to $699 per ADMT in the second quarter of 2019 from $821 per ADMT in the same quarter of the prior year due to high producer inventory levels.

Energy and chemical revenues increased by approximately 119% to $25.6 million in the second quarter of 2019 from $11.7 million in the same quarter of 2018 when one turbine at each of our Stendal and Celgar mills was taken offline for scheduled maintenance.

Per unit fiber costs decreased in the current quarter by approximately 10% from the same quarter of 2018 due to the positive impact of a stronger dollar on our euro and Canadian dollar denominated fiber costs and lower per unit fiber costs for our German mills.  In Germany, the fiber market was stable due to the continued availability of storm and beetle damaged wood while the market in Celgar's fiber procurement basket remained tight due to strong demand.

Wood Products: Lower per unit fiber costs more than offset by lower lumber sales realizations

	Three Months Ended June 30,
	2019	2018
	(in thousands)
Lumber revenues	$35,322	$48,991
Energy revenues	$2,788	$3,255
Wood residual revenues	$1,342	$2,654
Operating income (loss)	$(89)	$4,322

In the second quarter of 2019 our wood products segment had an operating loss of $0.1 million compared to operating income of $4.3 million in the same quarter of 2018. Average lumber sales realizations decreased by approximately 20% to $348 per Mfbm in the second quarter of 2019 from approximately $433 per Mfbm in the same quarter of 2018 primarily due to weakening in the U.S. lumber markets which started in the second half of 2018 as a result of high customer inventory levels. European lumber pricing also declined due to an increase in the supply of lumber processed from beetle and storm damaged wood which generally obtains lower prices. In the current quarter, per unit fiber costs decreased by approximately 24% from the same quarter of 2018 primarily as a result of the availability of storm and beetle damaged wood and the positive impact of a stronger dollar on our euro denominated fiber costs.

Consolidated ‑ Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

Total revenues for the first half of 2019 increased by approximately 27% to $909.7 million from $714.4 million in the first half of 2018 primarily due to the inclusion of the results of MPR and higher pulp and energy sales volumes partially offset by lower product sales realizations.

Costs and expenses in the first half of 2019 increased by approximately 30% to $778.3 million from $600.9 million in the first half of 2018 primarily due to the inclusion of MPR costs and higher pulp sales volumes partially offset by lower maintenance costs, the positive impact of a stronger dollar on our euro denominated costs and expenses and lower per unit fiber costs.

For the first half of 2019, our net income increased to $61.9 million, or $0.94 per share, after giving effect to costs of $28.5 million, or $0.44 per basic and $0.43 per diluted share, for the redemption of senior notes and the NAFTA legal cost award from $42.4 million in the same period of 2018.

In the first half of 2019, Operating EBITDA increased by approximately 21% to $193.8 million from $159.9 million in the same period of 2018 primarily due to lower maintenance costs, higher energy and pulp sales volumes, lower per unit fiber costs and the inclusion of MPR partially offset by lower pulp and lumber sales realizations.

Outlook

We currently expect pulp markets to moderately strengthen with improved pricing in the later part of the year. We currently believe that pulp producer inventories will decline in the third quarter of 2019 as a result of customary summer producer downtime along with steady demand in Europe and North America and moderately higher demand from paper producers in China.

We currently expect lumber pricing in the later part of the year to modestly increase due to seasonal increased demand from the U.S. lumber market.

In the third quarter of 2019, our pulp mills have 10 days of scheduled maintenance downtime, or approximately 12,300 ADMTs. The Peace River mill had previously been scheduled for 58 days of maintenance downtime commencing in the third quarter of 2019 to undertake certain boiler replacements and upgrade work. Such work has now been rescheduled to 2020 primarily due to a delay in the delivery of parts.

In the third quarter we will also continue to be focused on realizing upon the identified synergies at MPR, and continue to expect to realize about $15 to $20 million of synergies this year.

Quarterly Dividend

A quarterly dividend of $0.1375 per share will be paid on October 2, 2019 to all shareholders of record on September 25, 2019. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for August 2, 2019 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/cobfhvk4 or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2019	2019	2018	2019	2018
	(in thousands, except per share amounts)
Pulp segment revenues	$384,799	$436,474	$291,632	$821,273	$605,867
Wood products segment revenues	39,452	44,439	54,900	83,891	108,568
Corporate and other revenues	1,502	3,037		4,539
Total revenues	$425,753	$483,950	$346,532	$909,703	$714,435

Pulp segment operating income	$42,251	$93,520	$36,976	$135,771	$111,030
Wood products segment operating income (loss)	(89)	1,620	4,322	1,531	7,304
Corporate and other operating loss	(4,352)	(1,588)	(3,822)	(5,940)	(4,810)
Total operating income	$37,810	$93,552	$37,476	$131,362	$113,524

Pulp segment depreciation and amortization	$29,849	$28,023	$21,127	$57,872	$42,650
Wood products segment depreciation and amortization	2,010	1,911	1,779	3,921	3,465
Corporate and other depreciation and amortization	289	313	108	602	218
Total depreciation and amortization	$32,148	$30,247	$23,014	$62,395	$46,333

Operating EBITDA	$69,958	$123,799	$60,490	$193,757	$159,857
Loss on settlement of debt	$—	$—	$—	$—	$(21,515)	(1)
Legal cost award	$—	$—	$—	$—	$(6,951)
Provision for income taxes	$(10,433)	$(24,424)	$(8,461)	$(34,857)	$(18,042)
Net income	$10,259	$51,616	$16,755	$61,875	$42,404
Net income per common share
Basic	$0.16	$0.79	$0.26	$0.94	$0.65
Diluted	$0.16	$0.78	$0.26	$0.94	$0.65
Common shares outstanding at period end	65,629	65,651	65,202	65,629	65,202

______________

(1)	Redemption of 7.75% senior notes due 2022.

(1)

Summary Operating Highlights

	Q2		Q1		Q2	YTD		YTD
	2019		2019		2018	2019		2018
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	452.8		460.6		309.7	913.4		674.2
NBHK	89.4		78.6			168.0
Annual maintenance downtime ('000 ADMTs)	7.5		—		55.4	7.5		55.4
Annual maintenance downtime (days)	15		—		37	15		37
Pulp sales ('000 ADMTs)
NBSK	438.5		466.9		338.3	905.4		705.4
NBHK	81.5		87.8			169.4
Average NBSK pulp list prices ($/ADMT)(1)
Europe	997		1,105		1,200	1,051		1,148
China	653		710		910	682		910
North America	1,292		1,380		1,310	1,336		1,272
Average NBHK pulp list prices ($/ADMT)(1)
China	635		687		800	661		799
North America	1,100		1,180		1,125	1,140		1,101
Average pulp sales realizations ($/ADMT)(2)
NBSK	699		757		821	729		801
NBHK	618		656			638
Energy production ('000 MWh)	575.4	(3)	560.5	(3)	294.7	1,135.8	(3)	732.7
Energy sales ('000 MWh)	231.9	(3)	211.8	(3)	84.6	443.7	(3)	260.3
Average energy sales realizations ($/MWh)	93		94		99	94		104

Wood Products Segment
Lumber production (MMfbm)	100.8		110.7		111.9	211.5		214.6
Lumber sales (MMfbm)	101.5		109.2		113.1	210.7		228.2
Average lumber sales realizations ($/Mfbm)	348		359		433	354		426
Energy production and sales ('000 MWh)	24.1		22.4		25.6	46.4		46.2
Average energy sales realizations ($/MWh)	116		119		127	118		131

Average Spot Currency Exchange Rates
$ / €(4)	1.1237		1.1354		1.1922	1.1293		1.2103
$ / C$(4)	0.7475		0.7521		0.7750	0.7497		0.7826

_____________

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Excludes energy production and sales relating to our 50% joint venture interest in the Cariboo mill which is accounted for as an equity investment.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Revenues	$425,753	$346,532	$909,703	$714,435
Costs and expenses
Cost of sales, excluding depreciation and amortization	336,433	271,134	679,466	525,419
Cost of sales depreciation and amortization	32,038	22,906	62,174	46,115
Selling, general and administrative expenses	19,472	15,016	36,701	29,377
Operating income	37,810	37,476	131,362	113,524
Other income (expenses)
Interest expense	(18,369)	(12,128)	(36,920)	(24,243)
Loss on settlement of debt	—	—	—	(21,515)
Legal cost award	—	—	—	(6,951)
Other income (expenses)	1,251	(132)	2,290	(369)
Total other expenses, net	(17,118)	(12,260)	(34,630)	(53,078)
Income before provision for income taxes	20,692	25,216	96,732	60,446
Provision for income taxes	(10,433)	(8,461)	(34,857)	(18,042)
Net income	$10,259	$16,755	$61,875	$42,404
Net income per common share
Basic and diluted	$0.16	$0.26	$0.94	$0.65
Dividends declared per common share	$0.1375	$0.1250	$0.2625	$0.2500

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$257,322	$240,491
Accounts receivable	273,502	252,692
Inventories	286,839	303,813
Prepaid expenses and other	20,229	13,703
Total current assets	837,892	810,699
Property, plant and equipment, net	1,031,696	1,029,257
Investment in joint ventures	57,659	62,574
Intangible assets, net	55,795	53,927
Operating lease right-of-use assets	14,087	—
Other long-term assets	31,183	17,904
Deferred income tax	1,465	1,374
Total assets	$2,029,777	$1,975,735
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$222,272	$194,484
Pension and other post-retirement benefit obligations	831	904
Total current liabilities	223,103	195,388
Debt	983,644	1,041,389
Pension and other post-retirement benefit obligations	26,291	25,829
Finance lease liabilities	23,229	24,669
Operating lease liabilities	11,610	—
Other long-term liabilities	14,394	13,924
Deferred income tax	100,981	93,107
Total liabilities	1,383,252	1,394,306
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,629,000 issued and outstanding (2018 – 65,202,000)	65,598	65,171
Additional paid-in capital	342,815	342,438
Retained earnings	345,934	301,990
Accumulated other comprehensive loss	(107,822)	(128,170)
Total shareholders’ equity	646,525	581,429
Total liabilities and shareholders’ equity	$2,029,777	$1,975,735

(4)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Cash flows from (used in) operating activities
Net income	$10,259	$16,755	$61,875	$42,404
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	32,148	23,014	62,395	46,333
Deferred income tax provision	426	1,204	4,065	6,016
Loss on settlement of debt	—	—	—	21,515
Defined benefit pension plans and other post-retirement benefit plan expense	860	432	1,716	871
Stock compensation expense	1,202	1,759	857	1,952
Foreign exchange transaction losses	9,505	347	9,242	524
Other	740	964	1,444	1,607
Defined benefit pension plans and other post-retirement benefit plan contributions	(270)	(60)	(1,428)	(105)
Changes in working capital
Accounts receivable	32,204	13,475	(24,149)	8,343
Inventories	(869)	(12,221)	20,272	(19,043)
Accounts payable and accrued expenses	4,197	36,906	4,024	54,933
Other	(1,681)	3,170	(9,406)	(3,228)
Net cash from (used in) operating activities	88,721	85,745	130,907	162,122
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(24,979)	(28,655)	(44,368)	(44,839)
Purchase of intangible assets	(179)	(153)	(495)	(320)
Other	(82)	67	(343)	67
Net cash from (used in) investing activities	(25,240)	(28,741)	(45,206)	(45,092)
Cash flows from (used in) financing activities
Redemption of senior notes	—	—	—	(317,439)
Proceeds from (repayment of) revolving credit facilities, net	(24,732)	17,665	(58,404)	37,736
Dividend payments	(8,206)	(8,147)	(8,206)	(16,274)
Repurchase of common shares	(754)	—	(754)	—
Payment of debt issuance costs	(248)	—	(757)	(1,390)
Proceeds from government grants	—	—	6,320	—
Other	(6,067)	(771)	(6,929)	(1,619)
Net cash from (used in) financing activities	(40,007)	8,747	(68,730)	(298,986)
Effect of exchange rate changes on cash and cash equivalents	614	(9,835)	(140)	(9,300)
Net increase (decrease) in cash and cash equivalents	24,088	55,916	16,831	(191,256)
Cash and cash equivalents, beginning of period	233,234	213,566	240,491	460,738
Cash and cash equivalents, end of period	$257,322	$269,482	$257,322	$269,482

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q2	Q1	Q2	YTD	YTD
	2019	2019	2018	2019	2018
Net income	$10,259	$51,616	$16,755	$61,875	$42,404
Provision for income taxes	10,433	24,424	8,461	34,857	18,042
Interest expense	18,369	18,551	12,128	36,920	24,243
Loss on settlement of debt	—	—	—	—	21,515
Legal cost award	—	—	—	—	6,951
Other (income) expenses	(1,251)	(1,039)	132	(2,290)	369
Operating income	37,810	93,552	37,476	131,362	113,524
Add: Depreciation and amortization	32,148	30,247	23,014	62,395	46,333
Operating EBITDA	$69,958	$123,799	$60,490	$193,757	$159,857

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